Exhibit 10.2

AMENDED AND RESTATED RESTRICTED STOCK AGREEMENT

This Amended and Restated Restricted Stock Agreement (the “Amended Agreement”) is made as of the 30th  day of September, 2008, between Medarex, Inc., a New Jersey corporation (the “Company”), and Howard H. Pien (the “Grantee”).  In consideration of the agreements set forth below, the Company and the Grantee agree as follows:

1.             Amendment and Restatement.  Effective as of the date hereof, this Amended Agreement amends and restates in its entirety the Restricted Stock Agreement (the “Original Agreement”) dated June 29, 2007 (the “Original Grant Date”) between the Company and Grantee.

2.             Grant.  The following restricted stock awards (collectively, the “Award”) of shares of the Company’s common stock, $.01 par value per share (“Common Stock”), were granted by the Company to the Grantee on the Original Grant Date subject to (i) the terms and conditions hereof, (ii) the provisions of the Medarex, Inc. 2005 Equity Incentive Plan, as amended (the “Plan”), a copy of which is attached hereto as Exhibit A and the terms of which are incorporated by reference herein, (iii) the terms and conditions of the Grantee’s employment agreement with the Company dated May 16, 2007 (the “Employment Agreement”), and (iv) the receipt by the Company of a stock power endorsed in blank by the Grantee, in the form attached hereto as Exhibit B:

(a)                                  50,000 shares (the “Inducement Shares”);

(b)                                 175,000 shares (the “Initial Award Shares”); and

(c)                                  25,000 shares (the “Performance Shares”).

The Inducement Shares, the Initial Award Shares and the Performance Shares shall be referred to collectively herein as the “Award Shares.”  The term “Change in Control” as used herein shall have the meaning set forth in the Employment Agreement and not in the Plan.  All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Plan.  In the event of any conflict between the provisions of this Amended Agreement, the Original Agreement, the Employment Agreement and those of the Plan, the provisions of the Plan shall control.

3.             Transfer Restrictions.  None of the Award Shares shall be sold, assigned, pledged or otherwise transferred, voluntarily or involuntarily, by the Grantee, except in accordance with the terms of this Amended Agreement and the Plan.

4.             Release of Restrictions.

(a)      The restrictions set forth in Section 3 above shall lapse as follows, provided that the Grantee remains employed by the Company from June 14, 2007 (the “Start Date”) through the applicable date:

(i)                                   With respect to the Inducement Shares, restrictions on 25,000 Inducement Shares lapsed on June 14, 2008 (in accordance with the terms and conditions of the Original Agreement), and with respect to the remaining 25,000 Inducement Shares, restrictions will lapse on June 14, 2009;

(ii)                                With respect to the Initial Award Shares, on June 14, 2009 with respect to 87,500 Initial Award Shares and on June 14, 2010 with respect to the remaining 87,500 Initial Award Shares; and

(iii)                             With respect to the Performance Shares, on the five-year anniversary of the Start Date; provided, however, that if the price of the Common Stock equals or exceeds $26 per share for the 20 consecutive trading days immediately preceding the three-year anniversary of the Start Date, then the restrictions with respect to  the 25,000 Performance Shares shall lapse on such three-year anniversary of the Start Date and; provided further, however, that if the price of the Common Stock equals or exceeds $26 per share for the 20 consecutive trading days immediately preceding the four-year anniversary of the Start Date, then with respect to any Performance Shares for which restrictions have not yet lapsed, the restrictions shall lapse on such four-year anniversary of the Start Date.

(b)           In the event the Grantee’s employment is terminated by the Company “Without Cause” or by the Grantee for “Good Reason” (each of such terms as defined in the Employment Agreement), any restrictions on the Initial Award Shares that would have lapsed during the eighteen (18) months following the date the Grantee’s employment is terminated shall immediately lapse.

(c)           In the event of a Change in Control, any restrictions on the Award Shares shall immediately lapse upon the effective date of the Change in Control.

(d)           In the event the Grantee’s employment with the Company is terminated prior to the date the restrictions lapse, as provided in Section 4(a), due to the Grantee’s retirement, permanent disability, or death, or in cases of special circumstances, the Committee may, in its sole discretion, when it finds that a waiver would be in the best interests of the Company, waive in whole or in part any or all remaining restrictions with respect to the Grantee’s Award Shares.

5.             Forfeiture.  Except as set forth in Section 4 above, in the event the Grantee’s employment with the Company is terminated for any reason prior to the date the restrictions lapse as provided in Section 4 above, the Award Shares for which restrictions have not lapsed shall be forfeited to the Company.

6.             Tender Offer/Merger; Adjustment of Shares.  Notwithstanding anything contained herein to the contrary:

(a)           Award Shares (i) may be tendered in response to a tender offer for or a request or invitation to tenders of greater than 50% of the outstanding Common Stock of the Company or (ii) may be surrendered in a merger, consolidation or share exchange involving the Company; provided, however, that in each case, in the event such tender offer, request for tender, merger, consolidation or share exchange does not result in a Change in Control, the securities or other consideration received in exchange therefore shall thereafter be subject to the restrictions and conditions set forth herein.

(b)           In the event of any change in the outstanding Common Stock resulting from a subdivision or consolidation of shares, whether through reorganization, recapitalization, share split, reverse share split, share distribution or combination of shares or the payment of a share dividend, the Award Shares shall be treated in the same manner in any such transaction as other Common Stock.  Any Common Stock or other securities received by the Grantee with respect to the Award Shares in any such transaction shall be subject to the restrictions and conditions set forth herein.

7.             Rights as Stockholder.  The Grantee shall be entitled to all of the rights of a stockholder with respect to the Award Shares held in escrow including the right to vote such shares and to receive dividends and other distributions payable with respect to such shares since the Original Grant Date, even if some or all of such Award Shares have not yet vested and been released from the restrictions set forth in Section 3 above.

8.             Escrow of Share Certificates.  Certificates for the Award Shares shall be issued in the Grantee’s name and shall be held in escrow by the Company until all restrictions lapse or such shares are forfeited as provided herein; provided, however, that the terms of such escrow shall make allowance for the transactions contemplated by Section 6 above.  A certificate or certificates representing the Award Shares as to which restrictions have lapsed shall be delivered to the Grantee upon such lapse, provided that any withholding obligations of the Company are satisfied pursuant to Section 10 below.

9.             Government Regulations.  Notwithstanding anything contained herein to the contrary, the Company’s obligation to issue or deliver certificates evidencing the Award Shares shall be subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

10.           Withholding Taxes.  The Company shall have the right to require the Grantee to remit to the Company, or to withhold from other amounts payable to the Grantee, as compensation or otherwise, an amount sufficient to satisfy all federal, state and local withholding tax requirements which may arise in connection with this Award.

11.           Tax Consequences.   The acquisition and vesting of the Award Shares may have adverse tax consequences to the Grantee that may be avoided or mitigated by filing an election under Section 83(b) of the Code.  Such election had to be filed within thirty (30) days after the Original Grant Date.  The Grantee hereby acknowledges that it was his responsibility, and not the

Company’s, to file a timely election under Section 83(b) of the Code, even if the Grantee requested the Company to make such filing on his behalf.

12.           Award not a Service Contract.  This Award is not an employment or service contract, and nothing in this Award shall be deemed to create in any way whatsoever any obligation on the Grantee’s part to continue in the employ of or service to the Company, or on the part of the Company to continue the Grantee’s employment or service.

13.           Governing Law.  This Amended Agreement shall be construed under the laws of the State of New Jersey, without regard to its conflicts of laws principles.

IN WITNESS WHEREOF, (i) the Company has caused this Award to be granted on the Original Grant Date, and (ii) the parties have executed this Amended Agreement on the date first above written.

Medarex, Inc.

By:	/s/ Christian S. Schade
Christian S. Schade,
Senior Vice President and
Chief Financial Officer

Accepted:

/s/ Howard H. Pien
Howard H. Pien – Grantee